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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                 AMENDMENT NO. 1


                                 AGENCY.COM LTD.
                                 ---------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title and Class of Securities)


                                    008447104
                                    ---------
                                 (CUSIP Number)


                               Michael P. Tierney
                             Chief Executive Officer
                             Seneca Investments LLC
                               437 Madison Avenue
                            New York, New York 10022
                                 (212) 415-3787
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                  MAY 14, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
         Seess.240.13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                              (Page 1 of 33 Pages)
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         This amendment supplements the information set forth in the Statement on Schedule 13D (as amended, this "Statement") filed on May 14, 2001 relating to the common stock of Agency.com Ltd.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended as follows:

1. Share Purchase Agreement dated as of May 14, 2001 by and among Seneca Investments LLC, E-Services Investments Agency Sub LLC and the stockholders party thereto (filed herewith).

2. Letter dated May 14, 2001 from Seneca to Agency.com Ltd. (filed herewith).

3.       Registration rights agreement (incorporated by reference to Exhibit
         10.18 of Agency.com Ltd.'s Registration Statement on Form S-1, Amendment No. 4, filed on November 24, 2000).

4.       Joint Filing Agreement dated as of May 14, 2001 (previously filed).


                              (Page 2 of 33 Pages)
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                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


May 15, 2001

                             SENECA INVESTMENTS LLC


                             By:      /s/ GERARD A. NEUMANN
                                 ----------------------------------------
                                      Chief Financial Officer


                             PEGASUS INVESTORS II, LP

                             By: Pegasus Investors II GP, LLC, its
                                      General Partner


                             By:      /s/ ANDREW BURSKY
                                 ----------------------------------------
                                      Vice President

                             PEGASUS INVESTORS II GP, LLC


                             By:      /s/ ANDREW BURSKY
                                 ----------------------------------------
                                      Vice President

                             OMNICOM GROUP INC.


                             By:      /s/ RANDALL J. WEISENBURGER
                                 ----------------------------------------
                                      Executive Vice President


                              (Page 3 of 33 Pages)
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                                  EXHIBIT INDEX

No.      Description
---      -----------

1. Share Purchase Agreement dated as of May 14, 2001 by and among Seneca Investments LLC, E-Services Investments Agency Sub LLC and the stockholders party thereto (filed herewith).

2. Letter dated May 14, 2001 from Seneca to Agency.com Ltd. (filed herewith).

3.       Registration rights agreement (incorporated by reference to Exhibit
         10.18 of Agency.com Ltd.'s Registration Statement on Form S-1, Amendment No. 4, filed on November 24, 2000).

4.       Joint Filing Agreement dated as of May 14, 2001 (previously filed).


                              (Page 4 of 33 Pages)